April 27, 2000

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

Dear Sirs:

We have read Item 3 of Amendment 1 to Form 10-SB of WorldCast Interactive, Inc. (formerly known as FutureTrak International, Inc.), and are in agreement with the statements contained therein. We have no basis to disagree with other statements of the registrant contained therein.

Sincerely,



Clancy & Co., PLLC